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                                                                   EXHIBIT 11.1

                      STATEMENT RE: COMPUTATION OF EARNINGS


                                                                          (In thousands, except per share data)

                                                                 Three Months Ended               Nine Months Ended
                                                                     December 31                     December 31
                                                          ------------------------------    ----------------------------
Primary                                                            1996             1995            1996            1995
                                                          -------------    -------------    ------------    ------------
   Average shares outstanding                                    23,459           15,545          21,574          14,741
   Conversion of preferred stock                                  1,220            2,418           1,248           2,511
   Net effect of common stock equivalents (2)(3)                                   5,818           3,306           5,528
                                                          -------------    -------------    ------------    ------------
   Total                                                         24,679           23,781          26,128          22,780
                                                          =============    =============    ============    ============

   Net (loss) income                                            $(5,984)       $   4,932          $3,560         $10,679
   Adjustments to net income:
      Reduction of interest expense (net of tax)
         related to retired debt                                                                      11             398
      Increase in interest income (net of tax) from
         investment of excess proceeds in short-term paper                                             -             172
                                                          -------------    -------------    ------------    ------------
   Adjusted net income                                          $(5,984)       $   4,932          $3,571         $11,249
                                                          =============    =============    ============    ============

   Per share earnings:
   Net (loss) income                                            $(0.24)       $     .21          $  0.14             .49
                                                          =============    =============    ============    ============

Fully Diluted
   Average shares outstanding                                    23,459           15,545          21,574          14,741
   Conversion of preferred stock                                  1,220            2,418           1,248           2,511
   Net effect of common stock equivalents (2)(4)                      0            6,451           3,306           6,507
                                                          -------------    -------------    ------------    ------------
   Total                                                         24,679           24,414          26,128          23,759
                                                          =============    =============    ============    ============

   Net (loss) income                                             (5,984)       $   4,932          $3,560         $10,679
   Adjustments to net income:
      Reduction of interest expense (net of tax)
         related to retired debt                                      0                -              11               -
      Increase in interest income (net of tax) from
         investment of excess proceeds in short-term paper            0                -               -               -
                                                          -------------    -------------    ------------    ------------
   Adjusted net income                                           (5,984)       $   4,932           3,571         $10,679
                                                          =============    =============    ============    ============
   Per share earnings:
   Net (loss) income (1)                                          $(.24)       $     .20          $  .14         $   .45
                                                          =============    =============    ============    ============

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(1) This calculation is submitted in accordance with the requirements of
    Regulation S-K although not required by APB Opinion No. 15 because it results in dilution of less than 3%.

(2) Common stock equivalents include the effect of the exercise of stock options and warrants.

(3) Based on common stock equivalents using the if converted method and average market price.

(4) Based on common stock equivalents using the if converted method and the period-end market price, if higher than the average market price.